Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

DIAMONDROCK APPOINTS NEW BOARD MEMBER

BETHESDA, MD, May 22, 2015 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that Timothy Chi has been appointed to the Company’s Board of Directors, effective June 1, 2015. The Board will expand to eight members.

Mr. Chi is the co-founder and Chief Executive Officer of WeddingWire, the leading global marketplace serving the $200 billion wedding and events industry.  Previously, Mr. Chi co-founded Blackboard Inc. in 1998 and subsequently assisted in its initial public offering (NASDAQ: BBBB).  While at Blackboard, Mr. Chi pioneered many of Blackboard’s product and strategic initiatives and played a critical role in the success of the company.  Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University.

FPL Partners Ltd. served as advisor to the Company in its nationwide director search.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 28 premium hotels with over 10,700 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands, such as Hilton, Marriott, and Westin, and boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.